Filed Pursuant to Rule 424(b)(3)
                                        Registration No. 33-55787

PRICING SUPPLEMENT NO. 149, dated December 11, 1995
(To Prospectus dated February 14, 1995 and
Prospectus Supplement dated April 5, 1995)

                                  $2,500,000,000
                          Chrysler Financial Corporation
                            Medium-Term Notes, Series P
                                 Fixed Rate Notes
                      Due 9 Months or More From Date of Issue

Principal Amount:     $7,500,000

Issue Price:          100%

Original Issue Date:  December 14, 1995

Stated Maturity:      December 15, 2000

Interest Rate:        6.18%

Interest Payment Dates:   March 15 and September 15

Specified Currency:       U.S. Dollars
     (If other than U.S. Dollars, see attachment hereto)

Option to Receive Payments in Specified Currency:  [ ] Yes   [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Redemption:    [X] The Notes cannot be redeemed prior to maturity.
               [ ] The Notes may be redeemed prior to maturity.

Initial Redemption Date:

The Redemption Price shall initially be      % of the principal amount of the
Notes to be redeemed and shall decline at each anniversary of the initial
Redemption Date by     % of the principal amount to be redeemed until the
Redemption Price is 100% of such principal amount.

Repayment:     [X] The Notes cannot be repaid prior to maturity.
               [ ] The Notes can be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s):

Repayment Price:

Discount Notes:     [ ] Yes   [X] No

     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:

Agent's Discount or Commission:  .50%

Agent's Capacity:   [X] Agent   [ ] Principal

Net proceeds to Company (if sale to Agent as principal):

Agent:    [ ] Merrill Lynch & Co.       [ ] Salomon Brothers Inc

          [X] Other:  Lehman Brothers Inc.